Exhibit 99.1

PEN Inc Announces Sale of Equity and New President

Miami, Florida, October 18, 2018 – PEN Inc (OTCMKTS: PENC) (“PEN” or the “Company”) announced that it has sold 590,847 shares of its Class A common stock at a price of $0.50 per share for aggregate proceeds of $295,423. In addition, Tom J Berman was appointed as President of the Company and joined its Board of Directors. Dr. Scott Rickert, PEN’s Chairman and Chief Executive Officer commented: “I am delighted to have Tom bring his experience and commitment to lead our team to re-energize all aspects of our company. This new equity investment to support our business is an important step in our efforts to continue to commercialize nanotechnology enabled products.”

Tom Berman explained: “PEN is a long-standing leader in nanotechnology and has a phenomenal product line. I’m excited to work with the team, the supply chain, and the loyal customers of PEN Brands to improve its operations, grow its core business, and open new sales channels in an effort to increase profits.”

The limited liability company of which Tom Berman is a manager purchased most of the stock and purchased options to purchase up to an additional 550,847 shares at an option exercise price of $1.00 per share, exercisable at any time before June 30, 2019. PEN also sold warrants to purchase up to 550,847 additional shares at a warrant exercise price of $1.50. The right to purchase warrant shares expires on the earlier of (1) 45 days after the day that PEN shares have been trading at or above 120% of the exercise price for a period of 90 days, or (2) four years from date of issue. PEN also sold to investors that purchased the options, additional “warrant options” to purchase warrants. For each share purchased under an option, an investor that purchased warrant options can purchase at a price of $03 per warrant a warrant to purchase an additional share at an exercise price of $2.00 per share. These warrants will expire on the earlier of (1) 45 days after the day that PEN shares have been trading at or above 120% of the exercise price for a period of 90 days, or (2) four years from date of issue. Proceeds from these sales were $49,576.

The securities were all sold in a private placement. No commissions are payable. Proceeds will be used for general corporate purposes and working capital.

About PEN Inc.

PEN Inc. is a leader in developing, commercializing, and marketing consumer and industrial products enabled by nanotechnology that solve everyday problems for customers in the health, transportation, military, sports, and safety industries. Through PEN’s wholly-owned subsidiary PEN Brands LLC, the Company develops, manufactures and sells products based on nanotechnology including the ULTRA CLARITY® brand eyeglass cleaner, CLARITY DEFOG IT™ brand defogging products and CLARITY ULTRASEAL® nanocoating products for glass and ceramics. The Company also sells an environmentally friendly surface protector, fortifier, and cleaner through a wholly-owned subsidiary, PEN Technology, LLC. The Company’s Applied Nanotech, Inc. subsidiary in Austin, Texas functions as the Design Center conducting research and development services for government and private customers and new product development for PEN focusing on innovative and advanced product solutions in the areas of safety, health, and sustainability. For more information about PEN, visit www.penc.us.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2017, and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”).

All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact Information

ir@pen-technology.com

(844) 273-6462